EXHIBIT 10.141 - CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT 10.141 WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) WITH A REQUEST FOR CONFIDENTIAL TREATMENT BY INTER PARFUMS, INC.

LICENSE AGREEMENT

BETWEEN

BETSEY JOHNSON LLC (“LICENSOR”)

INTER PARFUMS USA, LLC (“LICENSEE”)

AND

INTER PARFUMS, INC.  (“GUARANTOR”)

(LICENSED PRODUCTS:  FRAGRANCES, FRAGRANCE RELATED
PRODUCTS AND COLOR COSMETICS)

TABLE OF CONTENTS

1.	Definitions		1

2.	Grant of License		4

	2.1	Rights Granted	4
	2.2	Limitations on Rights Granted	4
	2.3	Other Duties of LICENSEE	5
	2.4	LICENSOR’s Relationship with Stila	6

3.	Term of License		6

	3.1	TERM	6
	3.2	Renewal Terms	6

4.	Designs/Prototypes		7

	4.1	Designs/Design Approval	7

5.	Manufacture of LICENSED PRODUCTS		8

	5.1	Quality of LICENSED PRODUCTS	8
	5.2	Inspection	8
	5.3	Compliance with Laws and Codes of Conduct	9
	5.4	Manufacturer’s Agreement	9

6.	Distribution		9

	6.1	Authorization of Sales Points	9
	6.2	Agreements with Distributors	10
	6.3	Catalogue and Internet Sales	10
	6.4	Customer Approval.	10
	6.5	Purchases by LICENSOR	11
	6.6	Scheduling Orders	11
	6.7	Plan of Distribution	12

7.	Advertising		12

	7.1	General	12
	7.2	Advertising Plan	13
	7.3	Advertising Materials	13
	7.4	Co-Op Advertising	13
	7.5	Samples for Promotions	13
	7.6	Accounting for Advertising	14
	7.7	Promotional Activities/Merchandising and Display Activities	14

8.	Royalty Payments		14

	8.1	Royalties	14
	8.2	Minimum Payments	14
	8.3	Timing of payments	15
	8.4	Late Payment	15
	8.5	Reconciliation	15
	8.6	Currency	15

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9.	Royalty Accounting and Reporting		16

	9.1	Statements	16
	9.2	Certification of Reports	16
	9.3	No Waiver	16
	9.4	Other Information	16
	9.5	Books and Records	16

10.	Indemnification; Representations and Warranties		15

	10.1	Indemnification by LICENSEE	17
	10.2	Indemnification by LICENSOR	17
	10.3	Mutual Representations and Warranties	18
	10.4	No Consequential Damages	18

11.	Insurance.		18

12.	Rights and Obligations with Respect to Trademarks, Other Intangible Property, and Image and Likeness of
Ms. Betsey Johnson			19

	12.1	Title in LICENSED MARK	19
	12.2	Restrictions on Use of LICENSED MARK	19
	12.3	Rights in Other Intangible Property	20
	12.4	Applications and Registered User Agreements	20
	12.5	Infringements	20
	12.6	Legends, Markings and Notices	21
	12.7	Image or Likeness or Statements Regarding Ms. Betsey Johnson	21

13.	Termination		21

	13.1	Events of Default	21
	13.2	Automatic Termination.	22
	13.3	Rights Upon Event of Default.	23

14.	Effect of Expiration or Termination		24

	14.1	Minimum Royalties	24
	14.2	Inventory	25
	14.3	Reversion of Rights	26
	14.4	No Rights for Others	26
	14.5	Survival	26
15.	Non-Disclosure		26

16.	Guaranty		28

17.	Relationship of Parties		29

18.	Payment of Taxes and Duties		29

19.	Notices		29

20.	Waiver		30

21.	Complete Agreement; Binding; Language		30

22.	Headings; Interpretation		30

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23.	Governing Law; Jurisdiction	30

24.	Severability	30

25.	Counterparts	31

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LICENSE AGREEMENT

LICENSE AGREEMENT (“Agreement”) made and entered into as of the 7th day of July, 2010 (the “Effective Date”), by and among BETSEY JOHNSON LLC, a Delaware limited liability company having its principal place of business at 498 Seventh Avenue, New York, New York 10018 (“LICENSOR”), INTER PARFUMS USA, LLC, a New York limited liability company having its principal place of business at 551 Fifth Avenue, New York, NY 10176 (“LICENSEE”), and INTER PARFUMS, INC., a Delaware corporation having its principal office at 551 Fifth Avenue, New York, NY 10176 (“GUARANTOR”).

WHEREAS, LICENSOR is the owner of the LICENSED MARK (as hereinafter defined) and all variants thereof;

WHEREAS, LICENSOR and LICENSEE desire to enter into an agreement to authorize LICENSEE to use the LICENSED MARK in connection with the manufacture, promotion, sale and distribution of the LICENSED PRODUCTS in the TERRITORY, each as defined herein; and

WHEREAS, LICENSOR requires GUARANTOR to guarantee and assume joint and several liability for the performance of LICENSEE’s obligations under this Agreement, and GUARANTOR is willing to do so.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do agree as follows:

1.	Definitions.

The following capitalized terms when used in this Agreement shall have the meaning set forth below:

(a)           AFFILIATE: An "Affiliate," in the case of LICENSOR, shall mean an entity or person which directly or indirectly controls or is controlled by or is under common control with LICENSOR, with the exception of LICENSEE, and in the case of LICENSEE, shall mean an entity or person which directly or indirectly controls or is controlled by or is under common control with LICENSEE, with the exception of LICENSOR.  For avoidance of doubt, distributors of LICENSEE shall not be deemed Affiliates of LICENSEE.

(b)           ADVERTISING MATERIALS: Shall mean designs, advertising copy and layout, photographs, texts, fixtures, image catalogues, in-store and trade show displays, graphics, audiovisual and audio materials in form and in content which are proposed to be used by LICENSEE, and are furnished or approved in writing by LICENSOR for advertising.

(c)           ADVERTISING PLAN: Shall mean LICENSEE’s proposed advertising budget and media plan for LICENSED PRODUCTS for each CONTRACT YEAR as proposed by LICENSEE.

(d)           AUTHORIZED RETAILERS: Shall mean only the better department and specialty stores that are consistent with the brand image of LICENSOR, as set forth on Schedule 1 to this Agreement, and those retail outlets as set forth in Section 6.4 hereof.

(e)           CHANGE OF CONTROL: Shall mean, other than in connection with an Affiliate of LICENSEE, (i) any merger, consolidation, or other reorganization of LICENSEE with any other person or business entity, and (ii) any sale or other disposition of all or substantially all of LICENSEE’s assets, or any sale, pledge, or other transfer of ownership of or voting rights over at least fifty percent (50%) of the outstanding voting or equity securities of LICENSEE.

(f)            CONTRACT YEAR: Shall mean a fiscal year beginning on January 1 and ending on December 31, for all years during which this Agreement is in effect with the exception of the first CONTRACT YEAR, which shall commence upon the Effective Date of this Agreement and shall terminate on December 31, 2010, it being understood that the first CONTRACT YEAR and the portions of the second CONTRACT YEAR prior to the LAUNCH DATE shall be solely for development of LICENSED PRODUCTS.

(g)           DESIGN SPECIFICATIONS: Shall mean approved (i) designs, patterns, sketches, colors, materials, and construction and quality standards embodied in the LICENSED PRODUCTS and (ii) packaging bearing the LICENSED MARK.

(h)           IP RIGHTS:  Shall mean all copyrights, design rights, moral rights, trade dress rights, and other intellectual property rights now or hereafter associated with the LICENSED PRODUCTS, the DESIGN SPECIFICATIONS, and/or the ADVERTISING MATERIALS bearing the LICENSED MARK (other than trademark rights associated with the LICENSED MARK), including without limitation product designs, package designs, artwork, labels, tooling, molds, sketches, and formulas, whether created by or on behalf of LICENSOR or LICENSEE, which have been approved in writing by LICENSOR.

(i)            LAUNCH DATE: Shall mean [———-]1.

(j)            LICENSED MARK: Shall mean only the trademark(s) specified in Exhibit A attached hereto, which trademark(s) shall be used only in such form and with such derivatives as may be approved by LICENSOR in advance of such use in the sole and absolute discretion of LICENSOR.  Other LICENSOR trademarks may be added to Exhibit A upon mutual written agreement of the parties.

(k)           LICENSED PRODUCTS:  Shall mean (i) with respect to Japan, personal fragrances, and (ii) with respect to the rest of the TERRITORY, all personal fragrances, bath and body products (such as shower gel, lotion, body oil, bronzer, color cosmetics, and skin care cosmetics) and home fragrances (such as room spray, scented candles, unscented candles, incense sticks, fragrance oils, pot-pourri beads, scented sachets, scented beads, oil sticks) that bear the LICENSED MARK, as authorized by LICENSOR.

1 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.141.1.

(l)            LICENSOR RETAIL STORES: Shall mean those retail stores, whether stand alone, leased, or shop in shop, which are owned, operated, franchised or leased by LICENSOR and its Affiliates.

(m)          NET SALES: For purposes of this Agreement, “NET SALES” is defined as the gross sales of LICENSED PRODUCTS by LICENSEE or an Affiliate of LICENSEE less (i) actual returns, discounts, allowances, rebates, handling fees, stocking fees, slotting fees, damages and shortages supported by credit memoranda, provided that trade discounts and allowances shall not to exceed [———-]2 of aggregate sales of LICENSED PRODUCTS in any CONTRACT YEAR and (ii) if separately stated, any charges for packaging, shipping and insurance, and any sales, use and excise taxes included (including VAT) in the gross sales price.  In addition, NET SALES shall not include the sales of LICENSED PRODUCTS to LICENSOR RETAIL STORES, or testers or samples.  Except for the foregoing, any sales or transfers of LICENSED PRODUCTS made by LICENSEE or an Affiliate of LICENSEE to a non-Affiliate of LICENSEE shall be computed, for the purpose of determining NET SALES, at an amount equal to the greater of (x) the actual sales price and (y) the price at which LICENSEE would have invoiced or charged purchasers which deal at arm’s length with LICENSEE.  Sales or other transfers of LICENSED PRODUCTS by LICENSEE to an Affiliate of LICENSEE shall not be counted as NET SALES and, instead, the sales or other transfers of LICENSED PRODUCTS by such Affiliate to a non-Affiliate of LICENSEE shall be included in the NET SALES calculation and shall be documented by LICENSEE for all purposes under this Agreement.  A sale shall be deemed to take place when the LICENSED PRODUCTS are shipped.

(n)           PREMIUM: Shall mean the sale or give-away of any of the LICENSED PRODUCTS for the purpose of increasing the sale of any other article of merchandise or product, including without limitation, the sale or give-away of any of the LICENSED PRODUCTS for publicity purposes, for combination sales, give-aways or in any similar manner.

(o)           QUARTERLY DATES: Shall mean each January 1, April 1, July 1 and October 1 of a given CONTRACT YEAR.

(p)           ROYALTY SALES REPORTS: Shall mean reports that (i) show LICENSEE NET SALES on the basis of which LICENSEE royalty payments under Section 8.1 are calculated, and (ii) consist of a full and accurate statement in all material respects of all information requested under Section 9.1.

(q)           TERM: Shall have the meaning set forth in Section 3.1 of this Agreement.

(r)           TERRITORY: Shall mean the world, provided that solely for Japan, the license granted in this Agreement excludes all LICENSED PRODUCTS other than personal fragrances.

2 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.2.

2.	Grant of License.

2.1          Rights Granted.  Subject to LICENSEE’s compliance with the terms and conditions of this Agreement, including without limitation LICENSOR’s approval rights, LICENSOR hereby grants to LICENSEE the exclusive, royalty-bearing, non-assignable, non-transferable license throughout the TERRITORY to use (i) the DESIGN SPECIFICATIONS, either furnished by LICENSOR, developed by LICENSEE, or otherwise associated with the LICENSED PRODUCTS (and packaging relating thereto), and (ii) the LICENSED MARK, in each case for the manufacture, promotion, sale and distribution at wholesale of the LICENSED PRODUCTS to (x) LICENSOR RETAIL STORES and (y) AUTHORIZED RETAILERS as set forth on Schedule 1, which schedule may be amended from time to time to include other sales points approved by LICENSOR.  LICENSOR reserves all of its rights to use, and license others to use, the LICENSED MARK for any purposes that are not inconsistent with LICENSEE’s rights under this Agreement.  Without limiting the generality of the foregoing, LICENSOR specifically reserves the right to license others to use the LICENSED MARK for products to be sold solely in Japan other than personal fragrances.

2.2          Limitations on Rights Granted.

2.2.1         LICENSEE shall not place the LICENSED MARK on, or use the LICENSED MARK in connection with, any merchandise or goods of any kind, nature or description other than the LICENSED PRODUCTS and packaging used in connection therewith as approved hereunder.  LICENSEE shall use the LICENSED MARK only in the designs, formats, colors, and locations on the LICENSED PRODUCTS and packaging as specifically approved by LICENSOR.  LICENSOR may also grant to others the right or license to use the LICENSED MARK on or in connection with goods of other types and descriptions other than the LICENSED PRODUCTS in any area of the world.  It is expressly understood and agreed that LICENSEE will not sell LICENSED PRODUCTS within any jurisdiction within the TERRITORY where the sale is not permitted under the applicable law, and, if prohibited by law, LICENSEE agrees to cease selling to any such customers in any such jurisdiction.  In the event it is discovered that a customer of LICENSEE ships or intends to ship LICENSED PRODUCTS within any jurisdiction within the TERRITORY where the sale is not permitted under the applicable law, then in such event LICENSEE shall use its best efforts to cause such customer to cease such shipments.

2.2.2         Except with LICENSOR’s prior written consent, LICENSEE shall not grant to any other person or entity a sublicense in any of the rights or licenses granted to LICENSEE hereunder.  Notwithstanding the foregoing, LICENSEE may subcontract the right to manufacture LICENSED PRODUCTS within the TERRITORY; provided, that such fillers which act as subcontractors shall agree to be bound by this Agreement, and any action or omission by such subcontractor which, if by LICENSEE, would be deemed a material breach hereof shall be deemed LICENSEE’s material breach.  In the event of a material breach by a subcontractor, LICENSEE shall use its best efforts to have such subcontractor remedy such material breach, and if such subcontractor does not, then LICENSEE shall have the right to remedy such material breach by termination of such subcontractor after completion of any work in progress; and, further provided, that LICENSEE shall enforce LICENSOR’s rights hereunder against such subcontractor.  Nothing herein shall preclude LICENSOR from taking enforcement action against LICENSEE or directly against a subcontractor of LICENSEE in the event of a material breach by such subcontractor.  Upon prior written approval of LICENSOR and subject to Section 6, LICENSEE shall have the right to engage distributors to sell the LICENSED PRODUCTS in the TERRITORY.

2.2.3         Except with LICENSOR’s prior written consent, LICENSEE shall not transfer this Agreement or any of LICENSEE’s rights or obligations hereunder, in whole or in part, to any other person or entity, whether by assignment, pledge, CHANGE OF CONTROL, or otherwise and whether voluntarily, involuntarily, or by operation of law.  Except as otherwise provided herein, any prohibited assignment, pledge, or other transfer shall be of no force or effect.

2.2.4         LICENSEE is not licensed to use, and shall not use, any variation of the LICENSED MARK, except as may be approved by LICENSOR in its sole discretion.

2.3          Other Duties of LICENSEE.  In addition to the duties of LICENSEE provided for elsewhere in this Agreement, LICENSEE shall:

2.3.1         Develop line development, marketing and distribution plans for prior review and approval by LICENSOR in accordance with the applicable provisions of this Agreement, and, following such approval, shall use commercially reasonable efforts to execute and accomplish such plans, including without limitation by achieving the first sale of personal fragrance LICENSED PRODUCTS in the United States by the LAUNCH DATE, where “first sale” means the sale of such LICENSED PRODUCTS to an arm’s length buyer for anticipated advertising and resale to the general public; and

2.3.2         Assure (i) that the LICENSED PRODUCTS and their packaging shall be subject to LICENSOR’s prior approval and shall be of such high standards and of such style, appearance, distinctiveness and quality as to protect the prestige of LICENSOR and of the LICENSED MARK and the goodwill pertaining thereto, (ii) that the LICENSED PRODUCTS will be manufactured, packaged, sold and distributed in accordance with all applicable laws and regulations, and (iii) that the policy of sale, distribution and/or exploitation by LICENSEE shall be subject to LICENSOR’s prior approval and only of such high standard so that the same shall in no manner reflect adversely upon the good and prestigious name of the LICENSOR; and

2.3.3         LICENSEE shall use commercially reasonable efforts to provide LICENSOR with general sales information updates, stating sales volume during a previous month (i) by LICENSEE to its distributors and (ii) by LICENSEE to AUTHORIZED RETAILERS within [———-]3 days of the request of LICENSOR; and

2.3.4         Place the LICENSED MARK on all LICENSED PRODUCTS prior to delivery, except as otherwise set forth herein; and

2.3.5         Subject to the provisions of Article 6 hereof, use commercially reasonable efforts to promote sales of the LICENSED PRODUCTS throughout the TERRITORY.  Minimum NET SALES for each CONTRACT YEAR shall be as set forth on Exhibit B attached hereto; and

2.3.6         Designate one or more brand managers to oversee production and sales of LICENSED PRODUCTS; and

3 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.3.

 2.3.7         Provide and pay for business class travel (first class for Ms. Betsey Johnson and Ms. Chantal Bacon), reasonable food expense and hotel accommodations for travel by Ms. Betsey Johnson, Ms. Chantal Bacon and LICENSOR’s designated merchandise management and/or public relations personnel for travel outside of New York City for promotional events, in-store seminars, or other purposes incidental to this Agreement when requested by LICENSEE in writing.

2.4          LICENSOR’s Relationship with Stila.  LICENSEE acknowledges that as of the Effective Date, LICENSOR has a relationship with Stila Styles, LLC d/b/a Stila Cosmetics (“Stila”), which provides makeup, makeup services, and related products and services to LICENSOR in connection with fashion shows and other events, and that LICENSOR shall have the right to continue this relationship with Stila or a successor entity from and after the Effective Date; provided, however, that if LICENSEE desires to replace Stila or such successor, then LICENSEE may present a proposal to LICENSOR in which LICENSEE demonstrates that it can and will provide products and services on terms that are at least as favorable to LICENSOR with respect to quality and cost as compared to the quality and cost of products and services then provided by Stila or such successor, whereupon the parties shall cooperate in good faith to transition LICENSOR’s relationship with Stila or such successor to LICENSEE.  If LICENSOR determines in its reasonable discretion that LICENSEE cannot match the quality and cost of all of the products and services provided by Stila or its successor, then LICENSOR may elect not to transition the relationship to LICENSEE.  For avoidance of doubt, this Section 2.4 is intended to be a very limited exception to the exclusive rights granted to LICENSEE.  Accordingly, nothing in this Section 2.4 shall grant Stila or any successor to Stila the right to develop, manufacture, market, distribute or sell LICENSED PRODUCTS, directly or indirectly to distributors or AUTHORIZED RETAILERS.

3.	Term of License.

3.1           TERM.  Unless earlier terminated in accordance with Sections 13 and 14 below, the TERM of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2015.

3.2           Renewal Terms.  LICENSEE shall have the option to renew the TERM for one (1) additional term of five (5) CONTRACT YEARS, provided that (i) LICENSEE notifies LICENSOR of LICENSEE’s intent to renew at least [———-]4 in advance of the  expiration of the initial TERM, (ii) LICENSEE has not committed an Event of Default, (iii) LICENSEE has achieved a minimum of [———-]5 dollars ($———-)]6 in NET SALES (excluding any and all sales to LICENSOR RETAIL STORES) for the CONTRACT YEAR ending December 31, 2015.

4 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.4.
5 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.5.
6 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.6.

4.	Designs/Prototypes.

4.1          Designs/Design Approval.

4.1.1         DESIGN SPECIFICATIONS shall be subject to LICENSOR’s prior written approval, and no LICENSED PRODUCTS shall be promoted, distributed or sold unless the DESIGN SPECIFICATIONS therefore have been approved by LICENSOR and unless such DESIGN SPECIFICATIONS are incorporated into the LICENSED PRODUCTS and approved by LICENSOR.  LICENSEE shall submit DESIGN SPECIFICATIONS to LICENSOR in accordance with this Section 4.1 for LICENSOR’s approval.

4.1.2         LICENSEE shall provide LICENSOR with a product development calendar within [———-]7 after the date of this Agreement, and thereafter each year consistent with LICENSEE’s ordinary course of business.  LICENSEE agrees to consult with LICENSOR, on a regular basis or as LICENSOR may reasonably request, regarding all new product compositions, designs, manufacturing schedules, and distribution schedules and any other substantive changes, new developments or other matters which would materially affect the rights, obligations and benefits of either party to this Agreement.

4.1.3         The parties shall meet in good faith and cooperate with each other responsively, diligently and efficiently, and as often as either party believes is reasonably necessary, regarding the manufacture, submittal of pre-production samples, submittals of production samples and all approvals of the LICENSED PRODUCTS.  Meetings pursuant to this subsection may be virtual or by conference call, and in any event fragrance and/or bottles must be submitted to LICENSOR prior to the meeting.  LICENSOR has approval rights as to which fragrance and bottles LICENSEE will make into samples, which samples are made into pre-production samples, and which samples will go into production and final approval before production units are ready for distribution.  LICENSED PRODUCTS and any other items bearing the LICENSED MARKS or intended for use in connection with the LICENSED PRODUCTS  must be approved in advance in writing by LICENSOR.  The same approval procedure shall also be followed for LICENSED PRODUCTS and packaging other than fragrance and bottles.

4.1.4         LICENSEE shall submit samples for LICENSOR approval.  LICENSOR shall review and comment on the sample(s) and either: (1) provide approval for any sample to go to pre-production prior to going to market; (2) disapprove any sample from going to pre-production for market; or (3) comment on any changes needed.  Once any sample is approved for pre-production, and before LICENSEE places any LICENSED PRODUCTS into final production, LICENSEE shall then deliver a pre-production sample for LICENSOR approval.  The pre-production unit produced which is then approved for production is called a “Prototype”.  LICENSOR shall have [———-]8 from the date of confirmed receipt of any sample or Prototype to give notice to LICENSEE of LICENSOR’s approval or disapproval.  Failure of LICENSOR to give timely notice of disapproval shall be deemed to be an approval.

7 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.7.
8 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.8.

4.1.5         After approval of each Prototype for production as described herein, LICENSEE shall submit one (1) top of the line production sample for each product going to market (each a “Top of the Line Sample”) in order for LICENSOR to confirm conformity with the approved Prototype.  Such Top of the Line Sample must come within accepted cosmetic industry tolerances to the Prototype LICENSOR approved under Section 4.1.4 above, prior to continuing with production.

4.1.6         If LICENSEE fails to submit a Top of the Line Sample, or fails to obtain LICENSOR’s approval on any Top of the Line Sample (unless as otherwise stated in this Section 4.1.6), graphic or logo, LICENSOR may cancel the production and sale of any such LICENSED PRODUCTS on notice to LICENSEE, unless LICENSEE subsequently receives LICENSOR’s approval therefor.  If LICENSEE requires graphics, design, logo or creative services from LICENSOR, LICENSOR shall use commercially reasonable efforts to supply LICENSEE with such requested graphics, design, logo or creative services.  LICENSOR shall have the right to approve or disapprove of the specific use of its graphics, logos and LICENSED MARKS in connection with the LICENSED PRODUCTS.  Should LICENSOR request modification to the use of any design or logo found on any sample, then LICENSEE shall make such modification.  Notwithstanding anything to the contrary contained in this Agreement, in the event that LICENSOR has approved the use of its graphics, logos and LICENSED MARKS in connection with a LICENSED PRODUCT that has already gone to production, then LICENSOR shall not have the right to change, alter or in any manner modify the design, logo or LICENSED MARKS for the entire production run of such LICENSED PRODUCTS for which LICENSEE has submitted purchase orders.

4.1.7         LICENSEE shall be solely responsible for, and shall pay all reasonable costs and expenses relating to, the design and development of LICENSED PRODUCTS, making of the Top of the Line Sample, and all aspects for production of the LICENSED PRODUCTS.

4.1.8         LICENSEE may engage, employ or utilize designers to develop LICENSED PRODUCTS, DESIGN SPECIFICATIONS, and/or ADVERTISING MATERIALS, provided, however, that LICENSEE shall obtain a written assignment, and shall supply LICENSOR with a copy of such assignment, from any such designer in favor of LICENSOR under which all of such designer’s rights, title and interest, including but not limited to all rights of copyright, in and to such designer’s work product is transferred and conveyed to LICENSOR to the maximum extent permitted by applicable law.

5.	Manufacture of LICENSED PRODUCTS.

5.1           Quality of LICENSED PRODUCTS.  LICENSEE covenants and agrees that all LICENSED PRODUCTS manufactured hereunder shall come within accepted cosmetic industry tolerances to the applicable Prototype LICENSOR approved under Section 4.1.4.

5.2           Inspection.  LICENSOR will have the right, at any time during normal business hours upon reasonable advance notice and not more than once per CONTRACT YEAR, to inspect the process of manufacturing any and all LICENSED PRODUCTS produced hereunder, and LICENSEE shall at all times during the TERM use its commercially reasonable efforts to make its manufacturing, warehouse and distribution facilities available to LICENSOR for inspection by LICENSOR or its representatives at LICENSOR’s cost and expense during normal working hours, provided that such inspection shall not unduly interfere with the normal business operations of LICENSEE.  To the extent that LICENSEE engages any subcontractors to manufacture LICENSED PRODUCTS, LICENSEE shall cooperate with LICENSOR and take all actions reasonably necessary to facilitate LICENSOR’s inspections of such subcontractors’ manufacturing, warehouse and distribution facilities, which inspections may be undertaken with or without prior notice to the subcontractor.

5.3           Compliance with Laws and Codes of Conduct.  LICENSEE shall use its best efforts to ensure that LICENSEE and each and every filler of LICENSED PRODUCTS for LICENSEE complies in all material respects with (i) any and all applicable labor, environmental, safety, health, and other laws and regulations of the country or other jurisdiction in which the LICENSED PRODUCTS are manufactured or sold, and (ii) any and all commercially reasonable codes of conduct concerning manufacturing practices that LICENSOR may provide to LICENSEE from time to time during the TERM, provided that LICENSEE is given reasonable advance notice and a reasonable time in which to comply, and further provided, that no such further codes of conduct concerning manufacturing shall conflict with any other provision of this Agreement.

5.4           Manufacturer’s Agreement.  Before engaging any subcontractor to manufacture LICENSED PRODUCTS, LICENSEE shall enter into a Manufacturer’s Agreement with such subcontractor substantially in the form attached hereto as Exhibit C.

6.	Distribution.

6.1           Authorization of Sales Points.  LICENSEE recognizes that the prestige and image of the LICENSED MARK depends upon, among several factors, the selection of upscale retail sales outlets of high caliber and excellent reputation which project an image of high fashion and prestige consistent with the reputation of Ms. Betsey Johnson and that retail comparable prestigious designer name goods Except as otherwise set forth herein or required by law, the LICENSED PRODUCTS shall not be sold to sales points which are not AUTHORIZED RETAILERS.  If requested by LICENSOR on the basis of objective evidence that an AUTHORIZED RETAILER has committed one or more acts that has harmed or diminished the business and/or reputation of such AUTHORIZED RETAILER or LICENSOR in a materially adverse manner, and to the extent permitted by law, LICENSEE will immediately upon notice cease selling the LICENSED PRODUCTS to any such retail sales outlet designated by LICENSOR (including catalogue retailers and on-line retailers) and shall use commercially reasonable efforts to sell LICENSED PRODUCTS to such retail sales points as LICENSOR may request in writing.  Any arrangements between LICENSEE and any of its distributors shall be subject to LICENSEE’s duties and LICENSOR’s rights under this Agreement, the material breach of which will be deemed a material breach of this Agreement by LICENSEE.  LICENSEE shall have the right to cure such material breach by causing such distributor to cure such material breach, or if such breach is not cured, then by termination of such distributor.  LICENSEE shall use its best efforts to enforce LICENSOR’s rights under this Agreement with respect to third parties with which LICENSEE does business relating to this Agreement.

6.2           Agreements with Distributors.  LICENSEE may engage distributors for LICENSED PRODUCTS as long as LICENSEE complies with the terms of this Section 6.2.  No distributor may be engaged unless LICENSEE and the proposed distributor enter into a distribution agreement that has been delivered to and approved in advance by LICENSOR in writing (“Distribution Agreement”).  No such Distribution Agreement may be renewed, extended, or otherwise amended or modified in any material respect, nor may any of the material provisions thereof be waived (other than payment terms), by LICENSEE without the prior written approval of LICENSOR.  LICENSOR may withdraw its approval of a distributor if such distributor violates the obligations of LICENSEE under this Agreement, or defaults under its Distribution Agreement, or if LICENSOR determines in good faith that such distributor has committed one or more acts that has harmed or diminished the business and/or reputation of such distributor or LICENSOR in a materially adverse manner.  Each Distribution Agreement (i) shall require the distributor to comply with, and be bound by, all of the relevant provisions of this Agreement that apply to LICENSEE, (ii) shall prohibit the distributor from engaging any subdistributors, (iii) to the extent that any of LICENSEE’s rights under this Agreement are modified (whether by reason of the operation of the provisions hereof or otherwise), shall be amended to conform with LICENSEE’s rights as so modified, and (iv) shall terminate simultaneously with the expiration or earlier termination of this Agreement.  In addition, each such Distribution Agreement shall provide that such distributor may not make any claim against LICENSOR in connection with or relating to such Distribution Agreement.

6.3           Catalogue and Internet Sales.  Subject to Section 6.1, LICENSEE shall be entitled to sell LICENSED PRODUCTS to such catalogue and Internet retailers as LICENSOR may approve from time to time, on a case-by-case basis.

6.4           Customer Approval.

(a)           Before selling any LICENSED PRODUCTS to LICENSEE’s customers and any intended customers, LICENSEE shall submit to LICENSOR for approval the names of all of LICENSEE’s customers and intended customers for the LICENSED PRODUCTS, which customers and intended customers as of the Effective Date are listed on Schedule 1.  LICENSEE’s customers set forth on Schedule 1 are hereby approved as AUTHORIZED RETAILERS, provided that, [———-]9 are approved as AUTHORIZED RETAILERS solely for color cosmetics until [———-]10 the date of the LAUNCH DATE, and thereafter [———-]11 are also approved as AUTHORIZED RETAILERS for fragrances; provided that  LICENSEE shall give LICENSOR written notice at least [———-]12before launching fragrance sales via [———-]13 and shall coordinate with LICENSOR to ensure that such fragrance launches are consistent with LICENSOR’s brand image and LICENSEE’s approved ADVERTISING PLAN.

9 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.9.
10 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.10.
11 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.11.
12 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.12.
13 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.13.

(b)           Within [———-]14 the LAUNCH DATE, national drugstore chains shall also be added as AUTHORIZED RETAILERS, subject to the approval of specific chains for specific SKUs by LICENSOR.

(c)           During the TERM, LICENSEE shall submit to LICENSOR for approval the name and address of any new intended customers.  If LICENSOR does not give notice to LICENSEE of LICENSOR’s objection on the basis of objective evidence within [———-]15 of the receipt of LICENSEE’s request for new customer approval, then such new customer shall be deemed to be an AUTHORIZED RETAILER.  At the beginning of each CONTRACT YEAR, and at such other times as LICENSOR may reasonably request, LICENSEE shall send to LICENSOR a list of all then current customers for all LICENSED PRODUCTS.

6.5           Purchases by LICENSOR.  LICENSOR shall be entitled to purchase LICENSED PRODUCTS from LICENSEE for sale in LICENSOR RETAIL STORES and/or in a LICENSOR catalogue or a LICENSOR on-line store on the Internet.  The price for these purchases shall be suggested retail price less [———-]16 for the same LICENSED PRODUCTS, provided that for LICENSED PRODUCTS in existence as of (or prior to) the Effective Date, the price for these purchases shall be suggested retail price less [———-]17.  LICENSOR will have [———-]18 from the date of LICENSEE’s invoice to pay the price for such purchases.  No Sales Royalties will be due and payable on such purchases made directly by LICENSOR.

6.6           Scheduling Orders.  Commencing not less than [———-]19 prior to the initial launch of LICENSED PRODUCTS and thereafter for each [———-] 20 period throughout the TERM of this Agreement, LICENSOR covenants and agrees to provide to LICENSEE  a good faith estimate of the orders for LICENSED PRODUCTS to be required by LICENSOR for such [———-]21 period (each a “Scheduling Order”).  LICENSEE agrees to use commercially reasonable efforts to fulfill all purchase orders.  Notwithstanding anything to the contrary contained herein, LICENSEE shall not be required to fulfill purchase orders for LICENSED PRODUCTS in excess of [———-]22 of the relevant Scheduling Order within the requisite [———-]23 period.

14 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.14.
15 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.15.
16 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.16.
17 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.17.
18 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.18.
19 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.19.
20 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.20.
21 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.21.
22 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.22.
23 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.23.

6.7           Plan of Distribution.  Notwithstanding anything to the contrary contained in this Agreement,

(a)           the first CONTRACT YEAR and the portion of the second CONTRACT YEAR prior to the LAUNCH DATE shall be devoted to development of LICENSED PRODUCTS, and therefore, NET SALES are anticipated to commence during the second CONTRACT YEAR;

(b)           LICENSED PRODUCTS are to be sold by LICENSEE to LICENSOR RETAIL STORES commencing in the second CONTRACT YEAR.  In addition, from and after the initial launch of LICENSED PRODUCTS, LICENSEE shall use commercially reasonable efforts to sell LICENSED PRODUCTS to AUTHORIZED RETAILERS in Schedule 1, together with any other retail store requested by LICENSEE and approved by LICENSOR; and

(c)           From and after the initial launch of LICENSED PRODUCTS, LICENSEE  shall use commercially reasonable efforts to distribute LICENSED PRODUCTS outside the United States.

7.	Advertising.

7.1           General.  LICENSEE together with its distributors shall spend an aggregate amount equal to at least [———-]24 of NET SALES in accordance with LICENSEE’S ADVERTISING PLAN for each CONTRACT YEAR; provided that such spending shall not be less than [———-]25 of minimum NET SALES, and in respect of the CONTRACT YEAR including the LAUNCH DATE, [———-]26 of purchase orders accepted by LICENSEE within [———-]27 to the LAUNCH DATE ..  Any amount not so spent during any CONTRACT YEAR shall be spent during the [———-]28 of the next CONTRACT YEAR.  Any initial advertising will be planned and accomplished as mutually agreed between LICENSOR and LICENSEE but shall, in any event, conform with any other trade advertising applicable to products bearing the LICENSED MARK as may be communicated, planned and/or coordinated by LICENSOR.  During the TERM, LICENSEE and its distributors shall promote the availability of the LICENSED PRODUCTS throughout the TERRITORY consistent with the business plan prepared by LICENSEE, and in accordance with an ADVERTISING PLAN, ADVERTISING MATERIALS, and budget approved in advance by LICENSOR.  LICENSEE will provide LICENSOR in advance with its ex-factory and wholesale price lists as may be in effect from time to time for all LICENSED PRODUCTS that will be offered for sale.

24 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.24.
25 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.25.
26 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.26.
27 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.27.
28 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.28.

7.2           Advertising Plan.  Each November during the TERM, LICENSEE shall submit to LICENSOR for approval LICENSEE’s proposed ADVERTISING PLAN for the ensuing CONTRACT YEAR.  The ADVERTISING PLAN approved by LICENSOR may be amended or modified (but in no event shall the required amount of advertising expense under Section 7.1 above be increased) by LICENSOR and LICENSEE subject to LICENSOR approval from time to time during the CONTRACT YEAR to reflect changes in strategies and promotional activities.  LICENSEE will use commercially reasonable efforts to incorporate into its ADVERTISING PLAN otherwise approved by LICENSOR ADVERTISING MATERIALS and directions, if any, submitted by LICENSOR.  LICENSEE will cooperate with LICENSOR to coordinate LICENSEE’s ADVERTISING PLAN with those of LICENSOR’s other licensees so that a comprehensive and coordinated look and approach can be presented to the fashion press and trade.  Subject to LICENSOR’s approval, the ADVERTISING PLAN and corresponding expenses may include photo shoots, in-store signage, point-of-sale materials, gifts with purchase, launch/promotional events, general trade and consumer advertising, and retailer circulars.

7.3           Advertising Materials.  All ADVERTISING MATERIALS for advertising placed by the LICENSEE will use only those designs, photographs, catalogues, in-store displays, texts, graphics, and audio or audiovisual materials in form and content furnished or approved in writing by LICENSOR.  To the extent that LICENSOR does not prepare or furnish ADVERTISING MATERIALS to be used in the implementation of the ADVERTISING PLAN approved by LICENSOR, LICENSEE shall submit to LICENSOR the ADVERTISING MATERIALS for LICENSOR’s written approval prior to use in accordance with the procedure set forth in Section 4 above.  Any ADVERTISING MATERIALS approved by LICENSOR shall be used by LICENSEE in the manner, form and presentation directed or approved by LICENSOR.  Approval by LICENSOR of any ADVERTISING PLAN or ADVERTISING MATERIALS shall not be deemed an approval of the use thereof for any other season, use or purpose other than the one for which such approval is sought.

7.4           Co-Op Advertising.  LICENSEE shall describe specific proposed co-op advertising with particular retailers in an ADVERTISING PLAN approved by LICENSOR.  Unless otherwise stated therein, LICENSOR’s approval of such ADVERTISING PLAN shall not relieve LICENSEE of the requirement to submit individual ADVERTISING MATERIALS used in such co-op advertising with retailers to LICENSOR for approval.

7.5           Samples for Promotions.  At LICENSOR’s request LICENSEE will furnish at no charge (i) [———-]29 of each LICENSED PRODUCT to LICENSOR for purposes of preparing photographs, designs, and illustrations for ADVERTISING MATERIALS or for other promotional or informational purposes, and (ii) [———-]30 of each LICENSED PRODUCT to LICENSOR, for the press or the media for coverage and/or review.  In addition, LICENSOR shall be entitled to receive, at no charge, [———-]31 “vial on a card” sample fragrances, [———-]32 per year (for a total of [———-]33 “vial on a card” samples), to be used in conjunction with LICENSOR’s semi-annual fashion shows.  LICENSED PRODUCTS otherwise requested by LICENSOR for any other use or purpose will be furnished to LICENSOR at a mutually agreed upon price, and shall not be used for resale by LICENSOR.  LICENSOR shall be entitled to retain the samples so furnished and LICENSEE shall not be required to provide any other samples to LICENSOR except as required by Section 4.

29 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.29.
30 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.30.
31 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.31.
32 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.32.
33 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.33.

7.6           Accounting for Advertising.  Within [———-]34 following the end of each CONTRACT YEAR, LICENSEE shall present to LICENSOR a statement indicating the amount of advertising expense incurred by LICENSEE and its distributors during such CONTRACT YEAR specifying the amounts spent on media advertising and co-op advertising.  Any expense carried over from the previous CALENDAR YEAR in accordance with Section 7.1 shall be separately stated.

7.7           Promotional Activities/Merchandising and Display Activities.  LICENSEE may, subject to LICENSOR’s prior approval, hold or attend press parties, shows of LICENSED PRODUCTS, and other public relations and trade events.  Neither the LICENSED PRODUCTS nor any other item shall be used as a PREMIUM without the prior written consent of the LICENSOR.  At any such approved trade show, LICENSEE, at its sole cost, may display the LICENSED PRODUCTS at LICENSEE’s booth.  In addition, if LICENSOR participates in the same trade show as LICENSEE, LICENSEE may, subject to LICENSOR’s prior approval, display the LICENSED PRODUCTS at LICENSOR’s booth, provided that LICENSEE shall be responsible for a pro rata share of LICENSOR’s reasonable costs and expenses in connection therewith to be negotiated by the Parties in good faith.

8.	Royalty Payments.

8.1           Royalties.

LICENSEE will pay royalties to LICENSOR at a rate equal to [———-]35 of NET SALES of the LICENSED PRODUCTS during each CONTRACT YEAR (“Sales Royalties”).

8.2           Minimum Payments.  LICENSEE shall pay to LICENSOR as guaranteed, non-refundable, minimum annual royalties for each CONTRACT YEAR the amounts set forth on Exhibit B annexed hereto as an advance against such payments due hereunder for such year.  Such amounts shall be payable as set forth in Section 8.3.

34 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.34.
35 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.35.

8.3           Timing of payments.  Upon execution of this Agreement, LICENSEE shall pay to LICENSOR [———-]36 of the minimum royalty payments that would otherwise become due in the second CONTRACT YEAR, to be credited against any such payments due during the second CONTRACT YEAR only.  Thereafter, LICENSEE shall submit ROYALTY SALES REPORTS and royalty payments quarterly to LICENSOR no later than [———-]37 after each QUARTERLY DATE (for the previous quarter, as such a “Quarterly Period”) during each CONTRACT YEAR of this Agreement on all NET SALES.  For each particular CONTRACT YEAR throughout the TERM of this Agreement, LICENSEE shall pay the greater of (i) the minimum annual royalties due for that CONTRACT YEAR, or (ii) the Sales Royalties due based on LICENSEE’s NET SALES during that CONTRACT YEAR.  The minimum annual royalty payments made in any CONTRACT YEAR will be credited against the Sales Royalties due for the same CONTRACT YEAR only, and any payments made in excess of the minimum annual royalty payments during any particular CONTRACT YEAR shall not be applied to reduce either the minimum annual royalty payments or the Sales Royalties due for any subsequent CONTRACT YEAR, but shall be credited against the Sales Royalties due for subsequent Quarterly Periods during such CONTRACT YEAR.

8.4           Late Payment.  If all or any part of any payment from LICENSEE to LICENSOR, or LICENSOR to LICENSEE, as the case may be, is not made within [———-]38 when due, in addition and without prejudice to any other remedies LICENSOR or LICENSEE has, LICENSEE or LICENSOR, as the case may be, shall pay interest on such unpaid amount at a rate per annum equal to the  prime rate of interest published in The Wall Street Journal at the time of such delinquency, plus [———-]39 per annum.

8.5           Reconciliation.  No later than [———-]40 after the end of each CONTRACT YEAR during the TERM, the parties shall reconcile the aggregate royalties paid under this Section 8 for the CONTRACT YEAR so ending against the NET SALES for such CONTRACT YEAR, and shall true up any discrepancy within [———-]41 of receipt of such reconciliation.

8.6           Currency.  All payments to be made hereunder shall be made in U.S.  Dollars.  The Dollar denominations throughout Exhibit B shall refer to U.S.  Dollars.  All payments to be made hereunder shall be made to LICENSOR at its place of business located at 498 Seventh Avenue, New York, New York.  Any sales of LICENSED PRODUCTS that are denominated in a currency other than U.S.  Dollars shall be reported to LICENSOR and converted to U.S.  Dollars at the average exchange rate in effect during each applicable Quarterly Period.  The obligation of LICENSEE to pay royalties is absolute notwithstanding any claim that LICENSEE may assert against LICENSOR.  LICENSEE shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever, except for past due accounts payables for sales of LICENSED PRODUCTS to LICENSOR RETAIL STORES.

36 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.36.
37 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.37.
38 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.38.
39 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.39.
40 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.40.
41 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.41.

9.	Royalty Accounting and Reporting.

9.1           Statements.  All ROYALTY SALES REPORTS shall consist of a full and accurate statement in all material respects that includes the following information: (i) Number of units of the LICENSED PRODUCTS shipped for the preceding quarter of the current CONTRACT YEAR setting forth the number of each such LICENSED PRODUCT sold, returns actually received, normal trade discounts and allowances actually granted, the resulting computation of NET SALES and the Sales Royalty due on NET SALES; and (ii) list of customers to which LICENSED PRODUCTS are sold by LICENSEE or an Affiliate of LICENSEE with NET SALES presented on a customer-by-customer basis and showing the corresponding invoice numbers, SKU numbers, and product descriptions.  In addition, LICENSEE will provide to LICENSOR such additional information available to LICENSEE concerning sales of the LICENSED PRODUCTS as reasonably requested by LICENSOR in writing.

9.2           Certification of Reports.  The chief financial officer of LICENSEE shall certify in writing that each ROYALTY SALES REPORT contains a complete and accurate statement in all material respects of the information required in Section 9.1 above.

9.3           No Waiver.  Receipt or acceptance by LICENSOR of any of the ROYALTY SALES REPORTS and other statements furnished, or of any sums paid, during a CONTRACT YEAR pursuant to this Agreement will not preclude LICENSOR from questioning their correctness at any time within the [———-]42 period after the CONTRACT YEAR during which such payments or reports were received.

9.4           Other Information.  LICENSEE shall furnish within a commercially reasonable time such additional information as may be reasonably requested by LICENSOR concerning LICENSEE pertaining to this Agreement.

9.5           Books and Records.  LICENSEE will maintain appropriate books of account in which accurate entries will be made concerning all transactions within the scope of this Agreement.  LICENSOR will have the right during normal business hours at LICENSEE’s offices, through any accountant or other authorized representative of its choice, on not more than one occasion during each CONTRACT YEAR and upon [———-]43 advance notice to LICENSEE, to examine and copy all or part of the books of account and all other records, documents and material in the possession or under the control of LICENSEE which pertain to the manufacture, warehousing, distribution, advertisement and sale of the LICENSED PRODUCTS.  LICENSOR and its representatives will be free to make copies of all or part of LICENSEE’s relevant books, records or other documents and materials that pertain to this Agreement, provided that such audit does not unduly interfere with the normal business operations of LICENSEE.  LICENSEE shall render all reasonable assistance to LICENSOR or its representatives for the performance of an audit and shall not interfere in any manner with the performance of their duties.  The cost of the audit shall be paid by LICENSOR; provided, however, if the audit shows a deficiency in the aggregate amount required to be paid to LICENSOR by LICENSEE in excess of [———-]44, LICENSEE shall bear the cost of the audit.  If the audit reveals the underpayment of any royalty payable under Section 8 of this Agreement, LICENSEE shall pay such amount to LICENSOR within [———-]45, together with interest in an amount calculated in accordance with Section 8.4 of this Agreement.  All books of account and records will be kept available by LICENSEE for at least [———]46 after the close of each CONTRACT YEAR.

42 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.42.
43 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.43.
44 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.44.
45 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.45.
46 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.46.

10.	Indemnification; Representations and Warranties.

10.1           Indemnification by LICENSEE.  LICENSEE hereby agrees to defend, indemnify, and hold LICENSOR and its affiliates and their respective shareholders, members, directors, officers, managers, employees, attorneys and agents (collectively referred to as “LICENSOR” for purposes of this section) harmless from and against any and all claims, suits, losses, damages, demands, injuries and expenses, including without limitation reasonable attorneys’ fees, arising out of or related to (i) any actual or alleged defects in the design, material, or workmanship of any LICENSED PRODUCTS produced by LICENSEE or the manufacture or sale of LICENSED PRODUCTS produced by or on behalf of LICENSEE or any violations of laws or regulations arising from the labeling, distribution, or advertisement of any LICENSED PRODUCTS by LICENSEE, whether or not the LICENSED PRODUCTS were approved by LICENSOR pursuant to this Agreement, (ii) any claim of harm or injury resulting from use of a LICENSED PRODUCT manufactured or sold under this Agreement, (iii) the breach of this Agreement by LICENSEE or any of its servants, agents, contractors or employees, or (iv) any negligent acts, whether by omission or commission, that may be committed by LICENSEE or any of its servants, agents, contractors or employees.  LICENSOR shall give LICENSEE prompt written notice of any such claims or suits and LICENSEE shall defend the same, at its own expense, through counsel of its own choice subject to LICENSOR’s approval which will not be unreasonably withheld.  LICENSOR shall have the right to retain its own counsel at its own expense but shall not have the right to settle any such action.  The indemnity provided for in this Section shall survive the expiration or termination of this Agreement.

10.2           Indemnification by LICENSOR.  LICENSOR hereby agrees to defend, indemnify, and hold LICENSEE and its affiliates and their respective shareholders, members, directors, officers, managers, employees, attorneys and agents (collectively referred to as “LICENSEE” for purposes of this section) harmless from and against any claims, suits, losses, damages, demands, injuries and expenses, including without limitation reasonable attorneys’ fees, based on (i) any breach of this Agreement by LICENSOR or any of its servants, agents, contractors or employees, (ii) any negligent acts, whether by omission or commission, that may be committed by LICENSOR or any of its servants, agents, contractors or employees; and (iii) allegations that the use of the LICENSED MARK by LICENSEE in accordance with this Agreement infringes or otherwise violates the rights of any third party in the TERRITORY; provided, however, that the foregoing indemnity shall not include allegations arising out of LICENSEE’s use of the LICENSED MARK in any jurisdiction outside of the United States where LICENSOR does not have any registration in force with respect to the LICENSED PRODUCTS, provided that LICENSOR has no actual knowledge of any infringement of any third party rights.  LICENSEE shall give LICENSOR prompt written notice of any such claims or suits and LICENSOR shall defend the same, at its own expense, through counsel of its choice subject to LICENSEE’s approval, which shall not be unreasonably withheld.  LICENSEE shall comply with any settlement or court order arising from any such claim or suit, including any settlement or order that requires a change to LICENSEE’s use of the LICENSED MARK.  LICENSEE shall have the right to retain its own counsel at its own expense but shall not have the right to settle any such action.  LICENSOR shall have the right to terminate LICENSEE’s right to use the LICENSED MARK in any portion of the TERRITORY without further liability to LICENSEE if LICENSOR determines, in its sole discretion,  that it cannot prevail over any such claim or suit despite exercising commercially reasonable efforts to do so.  Notwithstanding the foregoing, in no event will the foregoing indemnification provided by LICENSOR for all claims or suits exceed the amount of the royalties paid by LICENSEE under this Agreement.  The indemnity provided for in this Section shall survive the expiration or termination of this Agreement.

10.3           Mutual Representations and Warranties.  Each party hereto represents and warrants that it has the full right, power and authority to enter into and perform all of its obligations hereunder, that such party is under no legal impediment which would prevent it from signing this Agreement or consummating the same, and that entering into this Agreement will not create any default under any other agreement or breach of same to which such party or any of its affiliates may be a party or under any order, judgment, or decree to which they may be subject or bound.

10.4           No Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any party be liable to any other party for indirect, incidental, consequential, special or exemplary damages (even if such party has been advised of the possibility of such damages), arising from any provision of this agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business.

11.           Insurance.

  LICENSEE shall obtain and maintain on an occurrence basis throughout the TERM and Wind-Down Period (if any), at its own expense, standard comprehensive general liability coverage for bodily injury, property damage and personal injury from a qualified, A-rated insurance carrier acceptable to LICENSOR.  Said coverage shall include broad form contractual liability as well as product liability insurance.  Such product liability coverage shall be no less than [———-]47 combined single limit on a per occurrence basis, with [———-]48 coverage in the aggregate.  Each policy shall name LICENSOR as an additional insured and shall be non-cancelable except after [———-]49 prior written notice to LICENSOR.  LICENSEE shall furnish LICENSOR with a certificate of insurance evidencing  such policy within [———-]50 after execution of this Agreement and, to the extent such insurance must be renewed, shall furnish LICENSOR with proof of renewal annually thereafter, at least [———-]51 prior to the termination date of coverage in the absence of renewal.  Failure of LICENSEE to obtain and maintain such insurance coverage shall be a material breach of this Agreement.

47 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.47.
48 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.48.
49 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.49.
50 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.50.
51 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.51.

12.           Rights and Obligations with Respect to Trademarks, Other Intangible Property, and Image and Likeness of Ms. Betsey Johnson.

12.1        Title in LICENSED MARK.  LICENSEE acknowledges that LICENSOR is the owner of the LICENSED MARK.  All good will associated with use of the LICENSED MARK by LICENSEE on or in connection with the LICENSED PRODUCTS produced hereunder shall inure to the benefit of LICENSOR, and LICENSEE acknowledges and agrees that it will not, during the TERM and thereafter, attack or infringe upon LICENSOR’s right, title or interest in and to the LICENSED MARK or attack the validity of the license granted in this Agreement.  LICENSEE shall not at any time acquire or claim any right, title or interest of any nature whatsoever in the LICENSED MARK or any other trademark, trade name, logo, domain name, or other brand identification of LICENSOR.  Any and all right, title, goodwill or interest in or relating to the LICENSED MARK or any such other trademark, trade name, logo, domain name, or other brand identification connected with the LICENSED PRODUCTS which comes into existence during the term of this Agreement shall immediately and automatically vest in LICENSOR.  To the extent that LICENSEE would otherwise be deemed to own any such right, title, goodwill or interest, LICENSEE hereby assigns the same to LICENSOR.  LICENSEE agrees to execute any and all documents reasonably requested by LICENSOR in order to evidence LICENSOR’s right, title or interest to the same or to transfer to such persons any beneficial or legal right, title or interest which is acquired by LICENSEE as a result of the use thereof by LICENSEE, by operation of law or otherwise.  LICENSOR and its affiliates reserve all rights to the LICENSED MARK for their own use and benefit which may not be transferred or assigned voluntarily or by operation of law to any other person or entity.

12.2        Restrictions on Use of LICENSED MARK.  LICENSEE agrees that it will not use or associate the LICENSED MARK with any other trademark, trade name, logo or designation on labels, boxes, tags,  or advertising or promotional materials without LICENSOR’s written consent, except as LICENSEE is required by law and/or does so in form, manner and content approved by LICENSOR.  LICENSEE shall not use the LICENSED MARK or any abbreviation or combination thereof as its corporate, divisional or trade name or otherwise except as a trademark for the LICENSED PRODUCTS.  LICENSEE shall not be permitted to use the LICENSED MARK on its invoices, stationery, letterhead, business cards, telephone and directory listings, web site, or other communications from LICENSEE without LICENSOR’s prior written approval.  Any such use of the LICENSED MARK approved by LICENSOR must clearly indicate that LICENSEE is acting as a licensee only and must clearly show the corporate name and address of LICENSEE and a description of the LICENSED PRODUCTS.

12.3        Rights in Other Intangible Property.  LICENSEE acknowledges and agrees that, as between LICENSOR and LICENSEE, LICENSOR is and shall be the exclusive owner of the IP RIGHTS.  If any approved LICENSED PRODUCTS, ADVERTISING MATERIALS, and/or DESIGN SPECIFICATIONS are not designed and/or created by LICENSOR, then they shall be deemed “works made for hire” for LICENSOR within the meaning of the U.S.  Copyright Law and any other copyright law that may apply or, if they do not so qualify as “works made for hire,” LICENSEE hereby assigns all of its right, title, and interest in and to the IP RIGHTS therein to LICENSOR for no additional consideration.  To the extent any such IP RIGHTS cannot be assigned to LICENSOR, LICENSEE hereby grants to LICENSOR a perpetual, irrevocable, fully paid-up, royalty-free, worldwide, transferable, sublicensable, non-exclusive license to use such IP RIGHTS for all internal and commercial purposes.  Without limiting the generality of the foregoing, LICENSEE shall not use any DESIGN SPECIFICATIONS or LICENSED PRODUCT samples for, in connection with, or as the source for the manufacture, distribution, or sale of any other article or product of any kind unless otherwise authorized and approved in writing by LICENSOR.  Any intellectual property rights associated with product or package designs, advertising materials, and similar items that are created by LICENSEE but are not approved in writing for use by LICENSEE in connection with LICENSED PRODUCTS shall belong to LICENSEE.  Notwithstanding the foregoing, formulae for LICENSED PRODUCTS shall be solely for the exclusive use of LICENSOR for so long as LICENSOR uses the filler that developed the formula.

12.4        Applications and Registered User Agreements.  LICENSEE agrees to cooperate with LICENSOR in the prosecution of any trademark or copyright applications or any other applications for registration of IP RIGHTS that are advisable, required or desired by LICENSOR or any of its Affiliates throughout the TERRITORY.  To this end, LICENSEE agrees to supply to LICENSOR from time to time such reasonable number of samples, containers, labels and similar materials as may reasonably be required in connection with any such application, the governmental filing fees and expenses related to which shall be borne by LICENSOR.

12.5        Infringements.  If LICENSEE learns of (i) any use by any person of the LICENSED MARK that infringes or otherwise violates the trademark rights of LICENSOR, or that interferes with LICENSEE’s license rights under this Agreement, (ii)  any other infringement or violation of any copyright or other proprietary right of LICENSOR, or (iii) any claim by a third party that the use of the LICENSED MARK or any copyright or other proprietary right by LICENSEE hereunder infringes or otherwise violates the rights of such third party, then LICENSEE shall promptly notify LICENSOR and, if requested by LICENSOR, shall join with LICENSOR, at LICENSOR’s expense, in such action as LICENSOR, in its sole discretion, may deem advisable for the protection of its (or its Affiliates’) rights in and to the LICENSED MARK or such copyright or other proprietary right.  Nothing contained herein, however, shall require LICENSOR to take any action if it deems it inadvisable to do so.  In the event of any such infringement which has a material adverse impact on the rights being granted hereunder with respect to such LICENSED MARK, LICENSEE shall have the right to terminate the Agreement and thereupon LICENSEE shall be relieved of all further obligations hereunder except for obligations due and owing at the date of termination.  The inability to use the LICENSED MARK in particular jurisdictions outside the United States shall not be deemed to constitute a material adverse impact that would entitle LICENSEE to terminate the Agreement in its entirety, provided, however, that if the inability to use the LICENSED MARK in jurisdictions outside the United States materially affects Net Sales, then LICENSOR and LICENSEE shall in good faith negotiate and agree upon reductions in minimum NET SALES and minimum Royalty Payments to reflect such inability to use the LICENSED MARKS.

12.6        Legends, Markings and Notices.  LICENSEE will cause to appear on the LICENSED PRODUCTS manufactured and sold hereunder all legends, markings, and notices as may be required by any law or regulation in the TERRITORY or as otherwise directed by LICENSOR.  LICENSEE will also use appropriate legends, markings, and notices in all ADVERTISING MATERIALS.  All such legends, markings, and notices shall be submitted to LICENSOR for approval prior to use.  Notwithstanding LICENSOR’s review and approval of any legends, markings, and notices used by LICENSEE, LICENSEE shall remain solely responsible for compliance with any and all applicable legal requirements concerning the use of legends, markings, and notices.

12.7        Image or Likeness or Statements Regarding Ms. Betsey Johnson.  LICENSEE shall not use the image or likeness of Ms. Betsey Johnson, or any photographic or other reproduction thereof, without receiving LICENSOR’s prior written consent to such use.  Subject to the provisions of Section 15.8, LICENSEE shall not refer to Ms. Betsey Johnson in any press release, publication or other communication other than by press releases, publications or other communications furnished to LICENSEE by LICENSOR or in texts which prior to their communication have been submitted to LICENSOR in writing and have received LICENSOR’s prior written consent to their proposed communication.

13.	Termination.

13.1         Events of Default.  Any of the following events shall constitute an “Event of Default”:

(a)           In the event that (i) LICENSEE fails to make any payment due hereunder and fails to cure such default within [———-]52 after receiving written notice thereof, or (ii) LICENSEE commits any material breach of this Agreement (other than a payment breach) which is capable of remedy and fails to remedy such breach within [———-]53 of LICENSOR’s written notice to LICENSEE of such breach; provided, however, that if such cure cannot reasonably be effected within such [———-]54 period but can reasonably be effected within a commercially reasonable time not to exceed [———-]55, then LICENSEE shall have such commercially reasonable additional time not exceeding [———-]56 in the aggregate to cure if LICENSEE diligently prosecutes and does in fact cure such material breach, or (iii) LICENSEE commits any material breach of this Agreement (other than those described in Section 13.2 below) which is not capable of remedy;

52 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.52.
53 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.53.
54 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.54.
55 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.55.
56 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.56.

(b)           In the event NET SALES for the [———-]57 CONTRACT YEARS do not meet or exceed the minimum NET SALES set for such years.

(c)           In the event the sum of NET SALES for the [———-]58 CONTRACT YEARS (i.e., during the renewal TERM, if any) does not meet or exceed the aggregate minimum NET SALES set for such years.

13.2        Automatic Termination.  Any of the following events shall constitute an automatic “Event of Default”:

(a)           LICENSEE makes a general assignment for the benefit of creditors;

(b)           LICENSEE files a petition under the United States Bankruptcy Code, 11 U.S.C.  § 101 et seq., or seeks reorganization, liquidation or an arrangement with creditors;

(c)           LICENSEE takes advantage of any bankruptcy or insolvency law or statute of any country or any state or subdivision thereof now or hereafter in effect (but not taking such advantage in the capacity as a creditor);

(d)           LICENSEE has a petition or proceeding filed against it under any provision of the United States Bankruptcy Code or any other insolvency law or statute of any country or state or subdivision thereof, which petition or proceeding is not dismissed within [———-]59 after the commencement thereof;

(e)           LICENSEE has a receiver, trustee, custodian, conservator or other person appointed by any court to take charge of its affairs or a substantial portion of its assets or business;

(f)           LICENSEE dissolves, liquidates, winds up, sells, or permanently discontinues its business (or the portion of its business relating to the LICENSED PRODUCTS);

57 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.57.
58 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.58.
59 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.59.

(g)           LICENSEE suspends its business (or the portion of its business relating to the LICENSED PRODUCTS) due to a force majeure event that lasts for a consecutive period of [———-]60;

(h)           LICENSEE undergoes a CHANGE OF CONTROL that is not expressly permitted by LICENSOR;

(i)           LICENSEE attempts or purports to grant a sublicense in any of the rights hereunder to a third party in violation of Section 2.2.2 above; or

(j)           LICENSEE attempts or purports to assign or otherwise transfer this Agreement or any of the license rights hereunder to a third party in violation of Section 2.2.3 above.

13.3        Rights Upon Event of Default.

13.3.1      Upon an Event of Default set forth in Section 13.1, LICENSOR may, upon written notice to LICENSEE:

(i)	terminate this Agreement in its entirety; or

(ii)	terminate the Agreement as to certain LICENSED PRODUCTS; or

(iii)
in the event of an Event of Default specified in Section 13.1(b), terminate this Agreement upon written notice to LICENSEE which must be exercised, if at all, not more than [———-][61] after the end of the fourth CONTRACT YEAR, it being understood that TIME IS OF THE ESSENCE with respect to this [———-][62] period.  Notwithstanding anything to the contrary in this Agreement, LICENSEE shall also have the right to terminate this Agreement under Section 13.1(b) upon written notice to LICENSOR which must be exercised, if at all, not more than [———-][63] after the end of the fourth CONTRACT YEAR, it being understood that TIME IS OF THE ESSENCE with respect to this [———-][64]  period, provided that termination by either party in accordance with Section 13.1(b) and under this Section 13.3.1(iii) shall require LICENSEE to pay liquidated damages as set forth in Section 14.1; or

60 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.60.
61 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.61.
62 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.62.
63 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.63.
64 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.64.

(iv)
in the event of an Event of Default specified in Section 13.1(c), terminate this Agreement upon written notice to LICENSEE which must be exercised, if at all, not more than [———-][65] after the end of the ninth CONTRACT YEAR, it being understood that TIME IS OF THE ESSENCE with respect to this [———-][66] period, provided that termination by LICENSOR in accordance with Section 13.1(c) and under this Section 13.3.1(iv) shall not require LICENSEE to pay minimum royalties for the tenth or eleventh CONTRACT YEARS or any liquidated damages and shall not require either party to waive or release any claim it may have against the other party (except with respect to minimum royalties for the tenth and eleventh CONTRACT YEARS).

13.3.2       Upon an Event of Default set forth in Sections 13.2(a) through (f), LICENSOR may, immediately upon written notice to LICENSEE, terminate this Agreement in its entirety or as to certain LICENSED PRODUCTS.

13.3.3       Upon an Event of Default set forth in Sections 13.2(g) through (j), LICENSOR may, effective [———-]67 after giving written notice to LICENSEE, terminate this Agreement in its entirety or as to certain LICENSED PRODUCTS.

14.	Effect of Expiration or Termination.

14.1         Minimum Royalties.  Except as otherwise provided herein, in the event this Agreement is (i) terminated by LICENSOR by reason of an Event of Default prior to the expiration of the TERM, or (ii) is terminated by either party in accordance with Sections 13.1(b) and 13.3.1(iii), LICENSOR shall be entitled to retain all minimum royalties previously paid, to collect and retain all Sales Royalties due as of the date of such termination, and to receive immediately [———]68 of the balance of  all minimum royalties set forth in Section 8.2 payable through the end of the TERM notwithstanding the fact that the termination occurred prior to the end of any CONTRACT YEAR or the TERM (“Default Termination Payment”).  The parties agree that the amounts of Default Termination Payment are as unmitigable liquidated damages, not as a penalty.  Subject to the remaining provisions of this Section 14, upon such payment, this Agreement shall terminate and neither party shall have a claim against the other.  Further, to the extent LICENSOR does not exercise its option under Section 14.2 below to purchase the Final Inventory, as hereinafter defined, then LICENSOR shall credit the amount of the Default Termination Payment against the Sales Royalties to become due during the “Wind-Down Period,” as hereinafter defined.

65 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.65.
66 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.66.
67 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.67.
68 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.68.

14.2        Inventory.

14.2.1       Upon the expiration or termination of this Agreement, LICENSEE shall promptly deliver to LICENSOR a complete and accurate schedule of LICENSEE’s inventory of LICENSED PRODUCTS on hand, in process of manufacture and in transit, including without limitation, raw materials, bulk materials, ingredients, supplies and containers (the “Final Inventory”).  Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall state LICENSEE’s cost of each such item and its condition.  LICENSOR thereupon shall have the option, exercisable by notice to LICENSEE within [———]69 after its receipt of the complete Final Inventory schedule in written form, or from time to time thereafter to the extent Final Inventory is available, to purchase any or all of the Final Inventory for an amount equal to LICENSEE’s fully burdened cost of the Final Inventory being purchased.  If such purchase option should be exercised by LICENSOR, then LICENSEE shall deliver to LICENSOR or its designee the portions of the Final Inventory purchased by LICENSOR within [———-]70 after LICENSOR's said notice of exercise of its option.  LICENSOR shall pay LICENSEE for such Final Inventory in cash or certified check upon delivery of such Final Inventory.

14.2.2       So long as (i) LICENSOR has not exercised its option to purchase the Final Inventory or any part thereof, then LICENSEE shall have a [———-]71 wind-down period (the “Wind-Down Period”) to sell the remaining Final Inventory of LICENSED PRODUCTS to Authorized Close-Out Retailers (as hereinafter defined), including (i) commercially reasonable “run-out” of finished goods inventory in order to maximize the use of components, and (ii) work-in-progress at hand at the expiration or termination of this Agreement that are completed by Licensee within a commercially reasonable time thereafter (collectively the “Wind-Down Inventory Amount”).  LICENSEE’s distributors shall also have the right to sell their remaining inventory of LICENSED PRODUCTS during the Wind-down Period in Channels of Distribution permitted under Section 6.2 and to Authorized Close-Out Retailers.

14.2.3       For purposes of this Agreement, the term “Authorized Close-Out Retailers” shall mean [———-]72, and such other close-out retailers as are approved by LICENSOR.

14.2.4       The ROYALTY SALES REPORTS and royalty payments for sales of Final Inventory shall be due within [———-]73 after each Quarterly Period during the Wind-Down Period, if any, and within [———]74 after the close of such Wind-Down Period.  Payments of minimum royalties during the CONTRACT YEAR in which this Agreement expires or is terminated shall be credited against any royalties due on sales made during the Wind-Down Period.  If any Final Inventory remains at the close of the Wind-Down Period, then at LICENSOR’s option, either (i) LICENSOR shall purchase the Final Inventory at LICENSEE’s fully burdened cost, or, (ii) the Final Inventory shall be promptly destroyed (in which case LICENSEE shall provide LICENSOR with proof of destruction).  If termination is due to the defective quality of the LICENSED PRODUCTS manufactured or sold by LICENSEE or the unauthorized use of the LICENSED MARK by LICENSEE, LICENSEE shall be deemed to have waived the provisions of this Section 14 and shall not sell or distribute any Final Inventory that was defective.  Any violation of these provisions shall be deemed an infringement of LICENSOR’s rights in the LICENSED MARK, DESIGN SPECIFICATIONS, and IP RIGHTS.  Nothing herein shall prevent or preclude LICENSOR from licensing the LICENSED MARK and DESIGN SPECIFICATIONS for use on or in connection with LICENSED PRODUCTS in the TERRITORY during any Wind-Down Period following termination of this Agreement.

69 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.69.
70 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.70.
71 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.71.
72 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.72.
73 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.73.
74 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.74.

14.3        Reversion of Rights.

14.3.1       Except as otherwise specifically provided to the contrary in this Agreement, upon the expiration or termination of this Agreement, all of the rights of LICENSEE under this Agreement thereupon shall terminate forthwith and shall revert automatically to LICENSOR.

14.3.2       Subject to the provisions of this Section 14, upon expiration or termination of this Agreement, LICENSEE shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement.

14.4        No Rights for Others.  If this Agreement is terminated, no lender, assignee for the benefit of creditors, custodian, receiver, trustee, sheriff, officer of the court or official charged with taking over custody of LICENSEE’s assets or business shall have any right to exercise sell-off rights under Section 14.2 or otherwise to continue this Agreement or to exploit or in any way use the LICENSED MARK or DESIGN SPECIFICATIONS.

14.5        Survival.  In addition to any provisions which by their nature would so survive, Sections 8.1 (with respect to royalties due but unpaid), 10, 11.1, and 12 through 25 will survive any expiration or termination of this Agreement.

15.           Non-Disclosure.

15.1        LICENSEE and LICENSOR acknowledge that each party (as such, a “Disclosing Party”) has disclosed and will disclose certain confidential information to the other party (as such, a “Recipient”) for purposes of fulfilling the parties’ obligations under this Agreement (the “Purpose”).  The parties further acknowledge the need to preserve the confidentiality of such information and therefore agree that the terms of this Section 15 shall govern the conditions of such disclosure by the Disclosing Party to the Recipient and to the directors, officers, employees, agents, and advisors, if any, of the Recipient (collectively, the “Representatives”).

15.2        As used in this Agreement, the term “Confidential Information” shall mean all of the Disclosing Party’s non-public pricing, cost, product, inventory, market, quality, supplier, customer, and other business information and any other trade secrets and confidential or proprietary information of the Disclosing Party, whether or not labeled or otherwise designated as such by the Disclosing Party.  Without limiting the foregoing, “Confidential Information” shall include all drawings, diagrams, designs, specifications, samples, models, prototypes, and other information relating to LICENSED PRODUCTS; provided, however, that any Confidential Information reflected in approved DESIGN SPECIFICATIONS, whether created by LICENSOR or by LICENSEE, shall be deemed Confidential Information of LICENSOR and nothing in this Section 15 shall preclude LICENSOR from using the approved DESIGN SPECIFICATIONS and exploiting the approved IP RIGHTS after the expiration or termination of this Agreement.  To the extent that the Recipient prepares any drawings, diagrams, prototypes, notes, and other materials that contain, reflect, or are based upon any Confidential Information provided to the Recipient by the Disclosing Party, such additional materials shall also be considered “Confidential Information.”  Confidential Information shall not include any such information: (a) that is or becomes part of the public domain by publication or otherwise without breach of this Agreement by the Recipient or its Representatives; (b) that was properly in the possession of the Recipient or its Representatives at the time of disclosure and was not acquired directly or indirectly from the Disclosing Party; (c) that was received by the Recipient or its Representatives from a third party having the legal right to transfer same without breach of any obligation; or (d) that was independently developed by the Recipient or its Representatives without reference to the Disclosing Party’s disclosure, as documented by written record.

15.3        The Recipient shall maintain the confidentiality of the Confidential Information and shall not disclose (or allow its Representatives to disclose) such Confidential Information to any person outside its organization except with the prior written consent of the Disclosing Party.  The Recipient and its Representatives shall use such Confidential Information only for the Purpose and shall not use or exploit such Confidential Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party.  The Recipient shall disclose Confidential Information received by it under this Agreement only to persons within its organization who have a need to know such Confidential Information in the course of the performance of their duties and who have been made aware of the terms of this Agreement.  The Recipient shall adopt and maintain programs and procedures which are reasonably calculated to protect the confidentiality of Confidential Information, and the Recipient shall be responsible to the Disclosing Party for any disclosure or misuse of Confidential Information which results from a failure to comply with this provision.  The Recipient will promptly report to the Disclosing Party any actual or suspected violation of the terms of this Agreement and will take all reasonable further steps requested by the Disclosing Party to prevent, control or remedy any such violation.  This Agreement shall continue in full force and effect with respect to each disclosure of Confidential Information for a period of [———-]75 from the date of such disclosure.

15.4        The Recipient may use the Confidential Information received from the Disclosing Party solely for the Purpose.  No other rights and licenses of any nature are implied or granted under this Agreement.  Title and all rights to possess and exploit the Confidential Information shall remain the property of the Disclosing Party.  All documents and materials containing any Confidential Information shall remain the property of the Disclosing Party.

15.5        Upon request of the Disclosing Party at any time, the Recipient agrees promptly to return all documents and materials containing any of the Confidential Information, as well as all copies thereof and Recipient’s work product containing parts thereof.  With respect to Confidential Information generated by the Recipient from information provided by the Disclosing Party, upon the Disclosing Party’s request and instructions, the Recipient shall either destroy such Confidential Information (and all copies thereof in whatever form) and confirm such destruction to the Disclosing Party in writing, or maintain such Confidential Information in Recipient’s possession subject to the terms of this Agreement.

75 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.75.

15.6        Recipient shall exercise control over all of its Representatives and other personnel to ensure that they comply with the restrictions on use and disclosure set forth in this Section 15.

15.7        The provisions of this Section 15 are necessary for the protection of the business and goodwill of the Disclosing Party and are considered by the Recipient to be reasonable for such purpose.  The Recipient agrees that any breach of this Agreement will cause the Disclosing Party substantial and irreparable harm and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

15.8        LICENSOR acknowledges that GUARANTOR is a publicly held company with its Common Stock traded on The Nasdaq Stock Market, National Market System and is subject to reporting and disclosure requirements of the United States federal securities laws.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall prohibit disclosure as may be required of GUARANTOR under such securities laws, provided that (i) commercial or financial information consisting of the amount or percentage of the minimum net sales, net sales royalties and advertising payments shall be redacted from this Agreement, and an application for confidential treatment of such information shall be filed by LICENSEE and/or GUARANTOR, (ii) LICENSOR receives a copy of the redacted Agreement and has [———-]76 to approve such redacted Agreement for filing and (iii) LICENSOR shall be notified immediately, and allowed to oppose, if such application for confidential treatment is challenged.  LICENSEE agrees to discuss in advance with LICENSOR any such public disclosure that may be required by GUARANTOR.  LICENSOR on behalf of itself and its affiliates shall not trade in the securities of GUARANTOR on the basis of non-public material information.

16.	Guaranty.

In order to induce LICENSOR to enter into this Agreement, GUARANTOR irrevocably and unconditionally guarantees to LICENSOR the full, faithful and timely performance of all obligations of LICENSEE owed to LICENSOR under this Agreement.  Without limiting the foregoing, GUARANTOR shall pay all amounts payable by LICENSEE or perform the obligations of LICENSEE if and whenever LICENSEE is in default of LICENSEE’s payment or performance obligations under this Agreement.  GUARANTOR acknowledges and agrees that (x) no waiver, cure-period or other act or omission by LICENSOR with respect to LICENSEE shall release or discharge GUARANTOR’s liability under this Section 16, and (y) LICENSOR is not obliged to first enforce its rights or take any action against LICENSEE before exercising LICENSOR’s rights, powers or remedies against GUARANTOR under this Section 16.  Notices given to LICENSEE under this Agreement shall be deemed to have been given to GUARANTOR in accordance with this Agreement.

76 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.76.

17.	Relationship of Parties.

Nothing contained herein shall be construed to place the parties in the relationship of legal representative, partners, joint venturers, franchisor-franchisee, or agency, and neither party shall have any power to obligate or bind the other party in any manner.

18.	Payment of Taxes and Duties.

LICENSEE shall pay or cause to be paid all taxes and customs duties payable by reason of the manufacture, importation, distribution, marketing and sale of the LICENSED PRODUCTS by LICENSEE.

19.	Notices.

Any notice or other communication under this Agreement shall be in writing and shall be considered given (i) as of the date it is delivered by hand or by fax (with appropriate acknowledgment of receipt), (ii) the next business day after having been sent by nationally recognized overnight courier service, shipping prepaid, or (iii) three (3) business days after having been mailed by first class registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

TO LICENSOR:	BETSEY JOHNSON LLC
498 Seventh Avenue
New York, NY 10018
Telecopier: (212) 244-0855
Attn: Ms. Chantal Bacon, CEO

TO LICENSEE:	INTER PARFUMS USA, LLC
551 5th Avenue
New York, NY 10176
Telecopier: (212) 983-4197
Attn.: Mr. Henry B. (“Andy”) Clarke, President
Attn: Mr. Russell Greenberg, Executive VP and CFO

TO GUARANTOR:	INTER PARFUMS, INC.
551 5th Avenue
New York, NY 10176
Telecopier: (212) 983-4197
Attn: Mr. Jean Madar, Chief Executive Officer
Attn: Mr. Russell Greenberg, Executive VP and CFO

20.	Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive or limit that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing and must be signed by an authorized representative of the party against whom such waiver is sought to be enforced.

21.	Complete Agreement; Binding; Language.

This Agreement contains a complete statement of all arrangements between the parties with respect to the subject matter hereof and cannot be changed or terminated orally.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  In the event this Agreement is to appear in any language other than the English language, the English language version shall control.

22.	Headings; Interpretation.

The headings of each of the provisions contained herein are solely for reference and shall not affect in any manner the meaning or interpretation of such provisions or of this Agreement.  Each party acknowledges that it has had the opportunity to consult its own legal counsel concerning this Agreement and that no provision of this Agreement shall be construed against either party on the ground that such party or its counsel drafted such provision.

23.	Governing Law; Jurisdiction.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflicts of laws principles.  Each of LICENSOR, LICENSEE, and GUARANTOR hereby irrevocably consents that any suit, action or proceeding against it under, arising out of, or in any manner involving this Agreement or any transactions which are the subject of this Agreement (collectively, a “Dispute”) shall be brought in the United States District Court for the Southern District of New York (the “Federal Court”).  If for any reason the Federal Court does not possess jurisdiction over a Dispute, the Dispute shall be resolved in the Supreme Court of the State of New York, New York County.  Each party expressly and irrevocably consents to the jurisdiction and venue of such courts in any such action or proceeding and waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis.  Service of process may be made by registered mail, return receipt requested or in any other manner prescribed by the law of the jurisdiction in which the party is a resident.

24.	Severability.

As and whenever possible, each of the provisions of this Agreement shall be interpreted in order to be valid and effective pursuant to the law applicable hereto.  The aforesaid notwithstanding, in the event that any of the provisions hereof are deemed to be prohibited or invalid pursuant to any applicable law, said provisions shall automatically cease to have effect solely insofar as any such prohibition or invalidity is concerned.  To the extent legally permissible, a provision that reflects the original intent of the parties shall be substituted for any provision of this Agreement that is deemed invalid or unenforceable.

25.	Counterparts.

This Agreement may be signed in one or more counterparts each of which shall be deemed to be an original but all of which, collectively, shall constitute one single instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BETSEY JOHNSON LLC

By:	/s/ Chantal Bacon
Name: Chantal Bacon
Title: Chief Executive Officer

INTER PARFUMS USA, LLC

By:	/s/ Henry B. (“Andy”) Clarke
Name: Henry B. (“Andy”) Clarke
Title: President

INTER PARFUMS, INC.

By:	/s/ Russell Greenberg
Name: Russell Greenberg
Title: Executive Vice President

Exhibit “A”

Licensed Marks

BETSEY JOHNSON

TRADEMARK REGISTRATIONS/APPLICATIONS

Mark	Country	Class 3 Goods	Status

BETSEY JOHNSON	U.S.A.	Cosmetics, perfume and nail polish	Registered Reg. No. 2706856

BETSEY JOHNSON	Canada
Fragrances, namely, perfume, cologne, eau de toilette, scented lotions, scented skin soaps, bath oils, bath gels; nail polish; lipstick; Cosmetics, namely, blush, eyeshadow, foundations, mascara, face powder, body powder, eye pencils, artificial eyelashes, eyeliner, lipstick, perfume and nail polish
Registered Reg. No. 655918

	China	Cosmetics, perfume and nail polish	Pending Reg. No. 545979

CTM	Moisturizers, perfumery, essential oils, cosmetics, hair lotion, scented lotions, scented skin soaps, bath oils, bath salts, bath gels, nail polish	Registered Reg. No. 582031

Hong Kong	Moisturizers, perfumery, essential oils, cosmetics, hair lotion, scented lotions, scented skin soaps, bath oils, bath salts, bath gels, nail polish	Registered Reg. No. 300665460

India	Moisturizers, perfumery, essential oils, cosmetics, hair lotion, scented lotions, scented skin soaps, bath oils, bath salts, bath gels, nail polish	Pending Ser. No. 1470038

Japan	Bath gels of soap, soap and other soaps and detergents; false nails and nailtips; false eyelashes	Registered Reg. No. 5088264

Japan	Perfume, nail polish, other cosmetics; perfumery, fragrances and incenses	Registered Reg. No. 05112947

Russian Federation	Perfumery, including perfume and essential oils, cosmetic preparations, including moisturizers, hair lotion, scented lotions, scented skin soaps, bath oils, bath salts, bath gels, nail polish	Registered Reg. No. 323601

Taiwan	Cosmetics, perfume, nail polish	Registered Reg. No. 1253869

Turkey	Cosmetics, perfume, nail polish	Registered Reg. No. 2006/030749

United Arab Emirates	Moisturizers, perfumery, essential oils, cosmetics, hair lotion, scented lotions, scented skin soaps, bath oils, bath salts, bath gels, nail polish	Registered Reg. No. 80913

Exhibit “B”

Guaranteed Minimum Sales and Payment Schedule
Initial Term
	Minimum NET SALES*	Minimum Royalty Payment	Minimum Advertising Expense

CONTRACT YEAR 1 (ending 12/31/10)	None	None	None

CONTRACT YEAR 2** (ending 12/31/11)	[$

CONTRACT YEAR 3 (ending 12/31/12)

CONTRACT YEAR 4 (ending 12/31/13)

CONTRACT YEAR 5 (ending 12/31/14)

CONTRACT YEAR 6 (ending 12/31/15)				][77]

* Minimum NET SALES are exclusive of NET SALES to [———-]78. [listed as footnote 1 in original document]
** If the Launch Date commences subsequent to [———-]79 as the result of LICENSOR’s delays in providing requested approvals and minimum NET SALES are not met for CONTRACT YEAR 2, then LICENSEE shall not be in breach of this Agreement if it meets the aggregate minimum NET SALES for CONTRACT YEARS 2 and 3. [listed as footnote 2 in original document]
Renewal Term

	Minimum NET SALES	Minimum Royalty Payment	Minimum Advertising Expense

CONTRACT YEAR 7 (ending 12/31/16)	[$

CONTRACT YEAR 8 (ending 12/31/17)

CONTRACT YEAR 9 (ending 12/31/18)

CONTRACT YEAR 10 (ending 12/31/19)

CONTRACT YEAR 11 (ending 12/31/20)				][80]

77 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.77.
78 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.78.
79 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.79.
80 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.80.

EXHIBIT “C”

FORM OF MANUFACTURER’S AGREEMENT

MANUFACTURER'S AGREEMENT

Reference is made to the License Agreement LICENSE AGREEMENT (“Agreement”) made and entered into as of the ___ day of ____, 2010 (the “Effective Date”), by and among BETSEY JOHNSON LLC, a Delaware limited liability company having its principal place of business at 498 Seventh Avenue, New York, New York 10018 (“LICENSOR”), INTER PARFUMS USA, LLC, a New York limited liability company having its principal place of business at 551 Fifth Avenue, New York, NY 10176 (“LICENSEE”), and INTER PARFUMS, INC., a Delaware corporation having its principal office at 551 Fifth Avenue, New York, NY 10176 (“GUARANTOR”).

Name and address of manufacturer ("Manufacturer"):

Expiration date of license under the License Agreement (unless sooner terminated or extended):   , 20__.

Manufacturer and Licensee acknowledge that Manufacturer's manufacture of the LICENSED PRODUCTS is subject to Licensor's prior written approval, and may not proceed prior to Licensor's execution of this agreement.  In order to induce Licensor to consent to the manufacture of the LICENSED PRODUCTS utilizing the Licensed Marks by the undersigned Manufacturer, Manufacturer hereby agrees:

1.            Manufacturer will not manufacture or ship the LICENSED PRODUCTS to the order of anyone other than the Licensee unless notified in writing by Licensee; will invoice only Licensee; and will not manufacture after the expiration or termination of the License Agreement unless notified in writing by Licensee;

2.            Manufacturer will not subcontract manufacture of any of the LICENSED PRODUCTS utilizing the Licensed Marks;

3.            Manufacturer will not manufacture merchandise utilizing the Licensed Marks other than the LICENSED PRODUCTS; in no event shall Manufacturer sell LICENSED PRODUCTS (including seconds) for its own account, except as authorized by Licensor; Manufacturer will not during this Agreement or thereafter dispute or contest, directly or indirectly, or do or cause to be done any act which in any way contests, impairs or tends to impair the Licensed Marks or the validity or Licensor's ownership thereof, and shall not assist others in doing so;

4.            Manufacturer will permit Licensor's authorized representatives to inspect Manufacturer's activities, premises, accounting books and invoices relevant to Manufacturer's manufacture and supply of the LICENSED PRODUCTS;

5.            Manufacturer will keep confidential its manufacture of the LICENSED PRODUCTS; by way of example only, Manufacturer will not publish or cause the publication of pictures of the LICENSED PRODUCTS and/or the Licensed Marks in any publication or promotional material, nor advertise that Manufacturer is permitted to manufacture LICENSED PRODUCTS;

6.            Manufacturer will comply with all laws and regulations applicable to the manufacture of LICENSED PRODUCTS including, but not limited to, all labor laws (including child welfare laws), and labor regulations.

7.            Upon notification of expiration or termination of the License Agreement (except as specifically provided therein relating to the sell-off of remaining inventory as set forth in the License Agreement) or of this Agreement, Manufacturer will immediately cease manufacturing the LICENSED PRODUCTS and  upon Licensor's written instructions to do so, either (i) immediately deliver to Licensor and/or Licensor's authorized representatives at no cost to Licensor any and all copies, molds, plates, engravings and/or other devices used to manufacture the LICENSED PRODUCTS and/or reproduce the Licensed Marks (collectively the “Manufacturing Tools”) to the extent they are owned by Licensee, as well as any LICENSED PRODUCTS remaining in Manufacturer's possession; or (ii) destroy the Manufacturing Tools as Licensor may direct to the extent they are owned by Licensee, and deliver to Licensor a written certificate of destruction; or (iii) to the extent the Manufacturing Tools are not owned by Licensee, sell the Manufacturing Tools to Licensor and/or its designee upon such commercially reasonable price and terms as may be agreed between Manufacturer and Licensor or its designee.

8.            Nothing herein will be construed so as to make Manufacturer a party to or third party beneficiary of the License Agreement; Manufacturer will look solely to Licensee for payment and/or other compensation in respect of the manufacture of the LICENSED PRODUCTS; and Manufacturer will have no such claim against and hereby releases Licensor in respect of any such payment and/or any and all other matters arising in connection with the LICENSED PRODUCTS and/or the License Agreement.

Dated as of   , 20 __.
INTER PARFUMS USA, LLC

By:
Name:
Title:

[MANUFACTURER]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

Licensor

By:

Title:

Date:

SCHEDULE 1

AUTHORIZED RETAILERS

Launch Phase 1-Pre-Authorized***
[———][81]

*** Non United States retailers are subject to the ability to use the LICENSED MARK in such particular jurisdictions outside the United States. [listed as footnote 3 in original document]

81 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.140.81.